                                                                                                       Exhibit Exhibit 23.3

                            Consent of Independent Public Accounting Firm

The Shareholders
SYS
We consent to the use of our audit report, dated February 10, 2006, on the balance sheets of Reality Based IT Services, Ltd. as of December 31, 2005 and 2004, and the related statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2005, included in SYS’s (Corporation) Form 8-K/A dated April 11, 2006, that is incorporated by reference into the Corporation’s Registration Statement on Form S-3 expected to be filed on or about April 11, 2006, and to the reference to us under the heading “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Goodman & Company LLC
_______________________

McLean, Virginia
April 11, 2006